Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF

$636 MILLION FOR 2018

NEW YORK, February 11, 2019—Loews Corporation (NYSE:L) today reported net income for the year ended December 31, 2018 of $636 million, or $1.99 per share, compared to $1.16 billion, or $3.45 per share, in the prior year. For the three months ended December 31, 2018, Loews reported a loss of $165 million, or $0.53 per share, compared to net income of $481 million, or $1.43 per share, in the prior year period.

The loss during the three months ended December 31, 2018 was driven by catastrophe losses at CNA Financial Corporation, investment results at both CNA and the parent company, and operating results at Diamond Offshore Drilling Inc. The $200 million net benefit from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), included in the results for the three months ended December 31, 2017, contributed to the quarterly and annual year-over-year declines.

Book value per share increased to $59.34 at December 31, 2018 from $57.83 at December 31, 2017. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $62.16 at December 31, 2018 from $57.91 at December 31, 2017.

CONSOLIDATED HIGHLIGHTS

	December 31,
	Three Months		Years Ended
(In millions, except per share data)	2018	2017	2018	2017
Net income (loss) attributable to Loews Corporation	$(165)	$481	$636	$1,164

Net income (loss) per share	$(0.53)	$1.43	$1.99	$3.45

	December 31, 2018	December 31, 2017
Book value per share	$59.34	$57.83
Book value per share excluding AOCI	62.16	57.91

Three Months Ended December 31, 2018 Compared to 2017

The lower corporate tax rate in 2018 contributed to improved net income for all segments with pretax income. For those segments with pretax losses, the net loss increased on a comparative basis due to the reduced tax benefit in 2018.

CNA’s net income in 2017 was affected by a $78 million net charge related to the Tax Act. Absent this charge, CNA’s results in 2018 decreased due to lower net investment income reflecting declines in CNA’s limited partnership and common equity investments and realized investment losses as compared to realized gains in the prior year period. In 2018, CNA generated underwriting losses in its core property & casualty business, as compared to underwriting gains in 2017, resulting from higher net catastrophe losses, lower favorable prior year development and a higher underlying loss ratio. CNA’s non-core operations also contributed to the unfavorable quarterly impact as compared to the prior year due mainly to the timing of reserve reviews.

Diamond Offshore’s net loss increased by $6 million in 2018 as compared to 2017. Excluding the impact of the adjustment to deferred taxes required by the Tax Act, net loss would have increased by $8 million due to lower revenue reflecting current challenging market fundamentals, which negatively affected both rig utilization and dayrates. Results in 2017 were also impacted by an impairment charge related to the carrying value of three drilling rigs and by restructuring costs.

Boardwalk Pipeline’s net income in 2017 was affected by a $294 million net benefit related to the Tax Act. Absent this net tax benefit, net income in 2018 increased as a result of Loews now owning 100% of the company as compared to 51% in the prior year period. This increase was partially offset by lower net transportation revenues, resulting primarily from a contract restructuring and reduced rates on renewing contracts, offset in part by revenues from growth projects.

Loews Hotels & Co’s net income in 2017 were affected by a $27 million net benefit related to the Tax Act. Absent this net tax benefit, net income decreased primarily due to a state tax adjustment.

Investment results generated by the parent company investment portfolio decreased primarily due to losses in the current period on common equity and limited partnership investments as compared to gains in the prior year, as well as a lower level of invested assets than during 2017.

Year Ended December 31, 2018 Compared to 2017

The following discussion excludes the 2017 impact on each segment of the Tax Act, which is included in the quarterly discussion described above. However, the discussion below includes the impact of the lower corporate tax rate in 2018 resulting from the Tax Act.

CNA’s net income decreased primarily due to lower net investment income driven by limited partnership returns, as well as realized investment losses as compared to gains in 2017. Lower favorable net prior year loss reserve development was offset by lower net catastrophe losses. CNA also recognized increased losses from its loss portfolio transfer due to the timing of reserve reviews and non-recurring costs associated with the transition to a new IT infrastructure service provider. The lower corporate tax rate partially offset the year-over-year decline in earnings.

Diamond Offshore’s results decreased primarily due to lower rig utilization, lower dayrates and a one-time charge related to a legal settlement, partially offset by lower drilling rig impairment charges in 2018, and a charge in 2017 related to the early redemption of debt. The lower corporate tax rate reduced the tax benefit recognized in 2018 as compared to 2017.

Boardwalk Pipeline’s net income increased primarily due to the reasons discussed above. Earnings in 2017 were impacted by a loss related to the sale of a processing facility. The lower corporate tax rate contributed to the year-over-year improvement.

Loews Hotels & Co’s net income increased due to improved results at several owned hotels and the improved operating performance of the Orlando joint venture properties. The lower corporate tax rate contributed to the year-over-year improvement.

Investment results generated by the parent company investment portfolio decreased due to the reasons discussed above.

Corporate and other results improved before income tax due to the absence of costs related to the acquisition of Consolidated Container Company LLC in 2017. The lowering of the corporate tax rate resulted in a reduced tax benefit in Corporate and other’s after-tax 2018 results.

SHARE REPURCHASES

At December 31, 2018, there were 312.1 million shares of Loews common stock outstanding. For the three months and year ended December 31, 2018, the Company repurchased 2.9 million and 20.3 million shares of its common stock at an aggregate cost of $135 million and $1.0 billion. From January 1, 2019 to February 8, 2019, the Company repurchased an additional 0.9 million shares of its common stock at an aggregate cost of $44 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the fourth quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 2653937. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the fourth quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating in the question and answer session should dial (800) 289-0571, or for international callers, (720) 543-0206.

A conference call to discuss the fourth quarter results of Diamond Offshore has been scheduled for today at 9:00 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (844) 492-6043, or for international callers, (478) 219-0839. The conference ID number is 7757436.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. Our subsidiaries are: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO), Boardwalk Pipeline Partners LP, Loews Hotels & Co and

Consolidated Container Company LLC. Investors are encouraged to view the subsidiary virtual investor presentations found in the ‘Events & Presentations’ section of ir.loews.com for an in-depth strategic review of each company. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries

Selected Financial Information

	December 31,
	Three Months		Years Ended
(In millions)	2018	2017	2018	2017
Revenues:
CNA Financial (a) (b)	$2,403	$2,447	$10,134	$9,583
Diamond Offshore	234	356	1,093	1,500
Boardwalk Pipeline	326	338	1,227	1,325
Loews Hotels & Co	181	172	755	682
Investment income and other (c)	143	242	857	645

Total	$3,287	$3,555	$14,066	$13,735

Income (Loss) Before Income Tax:
CNA Financial (a) (d)	$(114)	$409	$963	$1,314
Diamond Offshore (d) (e)	(66)	(35)	(226)	(22)
Boardwalk Pipeline (f)	59	83	231	293
Loews Hotels & Co	15	18	73	65
Corporate: (g)
Investment income (loss), net	(71)	37	(10)	146
Other	(55)	(51)	(197)	(214)

Total	$(232)	$461	$834	$1,582

Net Income (Loss) Attributable to Loews Corporation (h):
CNA Financial (a) (d)	$(75)	$193	$726	$801
Diamond Offshore (d) (e)	(58)	(52)	(112)	(27)
Boardwalk Pipeline (f)	55	320	135	380
Loews Hotels & Co	7	40	48	64
Corporate: (g)
Investment income (loss), net	(57)	25	(8)	97
Other	(37)	(45)	(153)	(151)

Net income (loss) attributable to Loews Corporation	$(165)	$481	$636	$1,164

(a)

Includes realized investment losses of $78 million and gains of $29 million ($55 million and $18 million after tax and noncontrolling interests) for the three months ended December 31, 2018 and 2017. Realized investment losses were $57 million and gains of $122 million ($38 million and $74 million after tax and noncontrolling interests) for the year ended December 31, 2018 and 2017.

(b)

Includes an increase in revenues of $158 million and $587 million for the three months and year ended December 31, 2018 due to the implementation of a new accounting standard for revenue recognition (Accounting Standard Update 2014-09) on January 1, 2018.

(c)	Includes parent company investment income and the financial results of Consolidated Container Company, which was acquired on May 22, 2017.
(d)

Includes a loss on the early redemption of debt of $42 million ($24 million after tax and noncontrolling interests) at CNA and $35 million ($11 million after tax and noncontrolling interests) at Diamond Offshore for the year ended December 31, 2017.

(e)

Includes asset impairment charges of $28 million ($9 million after tax and noncontrolling interests) for the three months ended December 31, 2017 and $27 million and $100 million ($12 million and $32 million after tax and noncontrolling interests) for the year ended December 31, 2018 and 2017 related to the carrying value of Diamond Offshore’s drilling rigs.

(f)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) at Boardwalk Pipeline related to the sale of a processing facility for the year ended December 31, 2017.
(g)

The Corporate segment consists of investment income from the parent company’s cash and investments, interest expense, other unallocated expenses and the results of Consolidated Container since its acquisition date.

(h)

Net income for the three months and year ended December 31, 2017 includes a net benefit of $200 million, resulting from the Tax Act. This is comprised of a net benefit of $294 million and $27 million at Boardwalk Pipeline and Loews Hotels partially offset by charges of $78 million, $36 million and $7 million at CNA, Diamond Offshore and Corporate and other.

Loews Corporation and Subsidiaries

Consolidated Financial Review

	December 31,
	Three Months		Years Ended
(In millions, except per share data)	2018	2017	2018	2017
Revenues:
Insurance premiums	$1,859	$1,803	$7,312	$6,988
Net investment income	266	543	1,817	2,182
Investment gains (losses)	(78)	29	(57)	122
Operating revenues and other (a) (b)	1,240	1,180	4,994	4,443

Total	3,287	3,555	14,066	13,735

Expenses:
Insurance claims and policyholders’ benefits	1,594	1,257	5,572	5,310
Operating expenses and other (a) (b) (c) (d) (e)	1,925	1,837	7,660	6,843

Total	3,519	3,094	13,232	12,153

Income (loss) before income tax	(232)	461	834	1,582
Income tax (expense) benefit (f)	21	70	(128)	(170)

Net income (loss)	(211)	531	706	1,412
Amounts attributable to noncontrolling interests	46	(50)	(70)	(248)

Net income (loss) attributable to Loews Corporation	$(165)	$481	$636	$1,164

Net income (loss) per share attributable to Loews Corporation	$(0.53)	$1.43	$1.99	$3.45

Weighted average number of shares	313.88	336.80	319.93	337.50

(a)	Includes the financial results of Consolidated Container Company, which was acquired on May 22, 2017.
(b)

Includes an increase in revenues of $158 million and $587 million and expenses of $159 million and $595 million for the three months and year ended December 31, 2018 due to the implementation of a new accounting standard for revenue recognition (Accounting Standard Update 2014-09) on January 1, 2018. The new standard increases revenues and expenses to reflect the gross amounts paid by consumers for CNA’s non-insurance warranty products.

(c)

Includes asset impairment charges of $28 million ($9 million after tax and noncontrolling interests) for the three months ended December 31, 2017 and $27 million and $100 million ($12 million and $32 million after tax and noncontrolling interests) for the year ended December 31, 2018 and 2017 related to the carrying value of Diamond Offshore’s drilling rigs.

(d)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) at Boardwalk Pipeline related to the sale of a processing facility for the year ended December 31, 2017.
(e)	Includes an aggregate loss on the early redemption of debt of $77 million ($35 million after tax and noncontrolling interests) at CNA and Diamond Offshore for the year ended December 31, 2017.
(f)	Net income for the three months and year ended December 31, 2017 includes a net benefit of $200 million, resulting from the Tax Act.